Exhibit 99.1
AXT, Inc. First Quarter 2019 Results
April 24, 2019
Page 1 of 5

AXT, Inc. Announces First Quarter 2019 Financial Results

FREMONT, Calif., April 24, 2019 – AXT, Inc. (NasdaqGS: AXTI), a leading  material science company manufacturing single crystal compound semiconductor substrates, today reported financial results for the first quarter, ended March 31, 2019.

First Quarter 2019 Results

Revenue for the first quarter of 2019 was $20.2 million, compared with $22.2 million in the fourth quarter of 2018 and $24.4 million for the first quarter of 2018.

Gross margin was 33.1 percent of revenue for the first quarter of 2019, compared with 26.3 percent of revenue in the fourth quarter of 2018 and 39.2 percent for the first quarter of 2018.

Operating expenses were $6.1 million in the first quarter of 2019, compared with $6.5 million in the fourth quarter of 2018 and $5.6 million for the first quarter of 2018.

Operating profit for the first quarter of 2019 was $0.6 million, compared with an operating loss of $0.6 million in the fourth quarter of 2018 and an operating profit of $3.9 million for the first quarter of 2018.

Interest and other, net was a loss of $1.5 million for the first quarter of 2019, compared with a loss of $0.4 million in the fourth quarter of 2018 and a loss of $0.4 million for the first quarter of 2018.  Interest and other, net for the first quarter of 2019 included interest income of $0.1 million, a foreign exchange loss and other expenses totaling $0.1 million and a net loss of $1.5 million from the seven partially owned companies in AXT’s supply chain, accounted for under the equity method.  The net loss of $1.5 million for these companies includes a $1.7 million charge for one of the companies in which AXT has 25% ownership and combines a charge of approximately $0.6 million for AXT’s portion of that company’s quarterly loss plus an impairment charge by AXT for that company of $1.1 million.

Income tax expense in the first quarter of 2019 was $0.2 million, compared with a positive benefit of $0.2 million in the fourth quarter of 2018 and expense of $0.3 million for the first quarter of 2018.

Net loss in the first quarter of 2019 was $1.1 million, or $0.03 per share, compared with a net loss of $1.1 million or $0.03 per share in the fourth quarter of 2018 and a net profit of $2.9 million or $0.07 per diluted share for the first quarter of 2018.

AXT, Inc. First Quarter 2019 Results
April 24, 2019

Management Qualitative Comments

“With a strong performance in our indium phosphide business in Q1, we are building a solid foundation for its growth this year,” said Morris Young, CEO. “In addition, we continue to execute the relocation of our facility on schedule and with positive customer qualification results. We are also taking the opportunity to strengthen our financial structure by controlling inventory, applying discipline to our spending, focusing on gross margin improvement, and making appropriate adjustments in our joint venture portfolio. We are encouraged by the significant technology trends that are likely to drive demand for our products over time, and we believe that our focus on the fundamentals of our model today will provide positive returns as the economic environment improves.”

Conference Call

The company will host a conference call to discuss these results today at 1:30 p.m. PT. The conference call can be accessed at (844) 892-6598 (passcode 9726809). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (855) 859-2056 (passcode 9726809) until April 29, 2019. Financial and statistical information to be discussed in the call will be available on the company's website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company's Investor Relations Department at (510) 438-4700.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge) through its manufacturing facilities in Beijing, China.   AXT’s worldwide headquarters are in Fremont, California where the company maintains its sales, administration and customer service functions.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell applications. Its vertical gradient freeze (VGF) process technology for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and, as part of its supply chain strategy, has partial ownership in ten companies in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including, for example, statements regarding the market demand for our products, our growth prospects and opportunities for continued business expansion, our market opportunity, our relocation and our expectations with respect to our business prospects and financial results. These forward-looking statements are based upon

AXT, Inc. First Quarter 2019 Results
April 24, 2019

assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: the timing and receipt of significant orders; the cancellation of orders and return of product; emerging applications using chips or devices fabricated on our substrates; end-user acceptance of products containing chips or devices fabricated on our substrates; our ability to bring new products to market; product announcements by our competitors; the ability to control costs and improve efficiency; the ability to utilize our manufacturing capacity; product yields and their impact on gross margins; the relocation of manufacturing lines; possible factory shutdowns as a result of air pollution in China; tariffs and other trade war issues; the financial performance of our partially owned supply chain companies; policies and regulations in China and other factors as set forth in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, Inc. First Quarter 2019 Results
April 24, 2019

AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018

Revenue	$20,208	$24,419
Cost of revenue	13,513	14,846
Gross profit	6,695	9,573
Operating expenses:
Selling, general and administrative	4,723	4,222
Research and development	1,346	1,420
Total operating expenses	6,069	5,642
Income from operations	626	3,931
Interest income, net	95	142
Equity in loss of unconsolidated joint ventures	(1,454)	(334)
Other (expense), net	(134)	(215)
Income (loss) before provision for income taxes	(867)	3,524
Provision for income taxes	156	334
Net income (loss)	(1,023)	3,190
Less: Net (income) attributable to noncontrolling interests	(81)	(315)
Net income (loss) attributable to AXT, Inc.	$(1,104)	$2,875
Net income (loss) attributable to AXT, Inc. per common share:
Basic	$(0.03)	$0.07
Diluted	$(0.03)	$0.07
Weighted-average number of common shares outstanding:
Basic	39,352	38,941
Diluted	39,352	40,364

AXT, Inc. First Quarter 2019 Results
April 24, 2019

AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	March 31,	December 31,
	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$21,060	$16,526
Short-term investments	13,085	22,129
Accounts receivable, net	19,605	19,586
Inventories	53,025	58,571
Prepaid expenses and other current assets	11,367	11,728
Total current assets	118,142	128,540
Long-term investments	—	717
Property, plant and equipment, net	84,975	82,280
Operating lease right-of-use assets	1,036	—
Other assets	10,405	11,987
Total assets	$214,558	$223,524
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,882	$13,338
Accrued liabilities	9,556	15,371
Total current liabilities	17,438	28,709
Noncurrent operating lease liabilities	926	—
Other long-term liabilities	213	283
Total liabilities	18,577	28,992

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	40	40
Additional paid-in capital	234,976	234,418
Accumulated deficit	(46,287)	(45,183)
Accumulated other comprehensive income (loss)	(733)	(1,972)
Total AXT, Inc. stockholders’ equity	191,528	190,835
Noncontrolling interests	4,453	3,697
Total stockholders’ equity	195,981	194,532
Total liabilities and stockholders’ equity	$214,558	$223,524